                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           ZEIGLER COAL HOLDING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                          ZEIGLER COAL HOLDING COMPANY
                                 50 JEROME LANE
                           FAIRVIEW HEIGHTS, IL 62208
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 6, 1997
                            ------------------------

To the Stockholders of Zeigler Coal Holding Company:

     The Annual Meeting of Stockholders of Zeigler Coal Holding Company (the "Company" or "Zeigler") will be held in the Michigan Room at the Metropolitan Club, 233 South Wacker Drive, 66th Floor, Chicago, Illinois, on Tuesday, May 6, 1997, at 10:00 a.m., local time, for the following purposes:

          1. To select five directors of the Company to serve for a term expiring at the next Annual Meeting of Stockholders;

          2. To ratify the selection of Deloitte & Touche LLP as auditors of the Company's 1997 financial statements; and

          3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 14, 1997, as the record date for determining the stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

     YOUR REPRESENTATION AT THIS MEETING IS IMPORTANT. If you cannot be present at the Meeting, please date, sign and return the enclosed proxy. An envelope is enclosed for your convenience which, if mailed in the United States, requires no postage. To help us plan for the Meeting, please mark the appropriate box on your proxy card telling us if you will be attending.

     A copy of the Company's Annual Report for the year ended December 31, 1996, and a Proxy Statement accompany this notice.

                                      By order of the Board of Directors,

                                      Brent L. Motchan
                                      Brent L. Motchan
                                      Secretary

April 4, 1997

                          ZEIGLER COAL HOLDING COMPANY
                                 50 JEROME LANE
                           FAIRVIEW HEIGHTS, IL 62208

                                  MAILING DATE
                                 APRIL 4, 1997
                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                           TO BE HELD ON MAY 6, 1997

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Zeigler Coal Holding Company (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on May 6, 1997, and at any adjournment thereof. Costs of solicitation will be borne by the Company. Following the original solicitation of proxies by mail, certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone, or in person, but without extra compensation. The Company will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding the proxy materials to the beneficial owners. The Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies for a fee estimated at $5,000 plus out of pocket expenses.

     Unless otherwise indicated thereon, when you sign and return the enclosed proxy properly executed, the shares represented thereby will be voted for the election of each of the nominees for directors as described herein, the ratification of selection of Deloitte & Touche LLP as auditors of the Company's 1997 financial statements and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in the discretion of the proxy holders. Each holder of record giving the proxy enclosed with this Proxy Statement may revoke it at any time prior to the voting thereof at the Meeting, by (i) delivering to the Company a written revocation of the proxy, (ii) delivering to the Company a duly executed proxy bearing a later date or (iii) voting in person at the Meeting. Attendance by a stockholder at the Meeting will not in itself constitute the revocation of a proxy.

                               VOTING SECURITIES

     The holders of record of the Common Stock of the Company at the close of business on March 14, 1997, will be entitled to vote at the Meeting. On such record date, there were outstanding 28,403,961 shares of Common Stock. Each holder of Common Stock is entitled to one vote per share held by such stockholder in the election of directors and with respect to each other matter to come before the Meeting. The five nominees receiving the highest number of votes will be elected as directors, and the selection of Deloitte & Touche LLP, as auditors for 1997 will be ratified if approved by a majority of the shares voting on the matter. The enclosed proxy provides space for each stockholder to vote for, or to withhold authority to vote for, any or all of the Company's nominees for Directors (Item 1). The proxy also provides space for stockholders to vote for, against, or to abstain from voting on, the ratification of the selection of Deloitte & Touche LLP, as auditors of the Company's 1997 financial statements (Item 2).

     The presence, in person or by proxy, of holders of Common Stock representing a majority of the shares outstanding on the record date is necessary to constitute a quorum to transact business at the Meeting. Shares as to which authority to vote on Item 1 is withheld, and broker non-votes (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) on either Item will be considered present at the Meeting for purposes of establishing a quorum. With respect to the election of Directors (Item 1), neither shares as to which authority to vote has been withheld (to the extent withheld) nor broker non-votes will be considered affirmative votes. Broker non-votes will be considered not entitled to vote on Item 2 and thus will not be counted in determining whether Item 2 has received the requisite votes.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of January 31, 1997, (unless otherwise noted) with respect to beneficial ownership of the Company's Common Stock by any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares, each director, each nominee for director, the five named executive officers and all directors and executive officers as a group. Unless otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to the shares listed in this table.

                      NAME                         NUMBER OF SHARES   PERCENTAGE
                      ----                         ----------------   ----------
Kinman Limited Partnership(1)....................      6,001,738         21.1%
Neuberger & Berman, LLC(2).......................      2,554,400          9.0%
Michael K. Reilly(3).............................      1,617,550          5.7%
Chand B. Vyas(4)(7)..............................        945,495          3.3%
Roland E. Casati(5)..............................      2,560,000          9.0%
Robert W. Ericson................................          2,000            *
John F. Manley(6)................................      6,001,738         21.1%
W.D. Blackburn, Jr.(7)...........................         53,811            *
James W. Mahler(7)...............................         43,102            *
David M. Young(7)................................         31,010            *
John C. Willson(7)...............................         14,386            *
All directors and executive officers as a group
  (20 persons)(3)(4)(5)(6)(7)....................     11,601,967         40.4%

------------
  * Represents less than 1%

(1) The address of the Kinman Limited Partnership ("Kinman") is c/o Chicago City Capital Group, Suite 9300, Sears Tower, Chicago, Illinois 60606. Mr. Manley, a director of the Company, is the sole general partner of, and as such effectively controls Kinman.

(2) The source of this information is the Schedule 13G of Neuberger & Berman, LLC dated February 10, 1997 filed with the Securities and Exchange Commission. The address of Neuberger & Berman, LLC is 605 Third Avenue, New York, New York 10158. Neuberger & Berman, LLC reported that it had shared power of disposition with respect to 2,554,400 shares, shared power to vote 1,702,000 shares and sole power to vote 245,900 shares.

(3) Includes 541,100 shares held by MKR Investments L.P., a family partnership. Does not include shares of Common Stock owned by Mr. Reilly's children and trusts for the benefit of Mr. Reilly's grandchildren as to which Mr. Reilly disclaims beneficial ownership. The address of Mr. Reilly is c/o Zeigler Coal Holding Company, 50 Jerome Lane, Fairview Heights, Illinois 62208.

(4) Includes 639,920 shares held through a trust for Mr. Vyas and 150,400 shares owned by trusts for Mr. Vyas' children for which Mr. Vyas acts as trustee. Mr. Vyas disclaims beneficial ownership of the shares owned by trusts for his children.

(5) Includes 384,000 shares owned by a trust for the benefit of Mr. Casati's daughters. The address of Mr. Casati is 255 Green Bay Road, Lake Forest, Illinois 60045.

(6) Reflects 6,001,738 shares held of record by Kinman. Mr. Manley is the sole general partner of Kinman and, as such, may be deemed to own beneficially shares owned by Kinman.

(7) Includes shares which may be acquired upon exercise of options granted under the Company's Stock Option Plan which were exercisable within 60 days of April 4, 1997, as follows: Mr. Vyas--152,160 shares; Mr. Blackburn--34,800 shares; Mr. Mahler--25,400 shares; Mr. Young--20,400 shares; Mr. Willson--6,200 shares; and all directors and executive officers as a group--331,880 shares.

     The Company and certain stockholders are parties to a Registration Agreement under which such stockholders in certain circumstances can require the Company, subject to certain limitations, to file a registration statement with the Securities and Exchange Commission covering the offering and sale of the shares of Zeigler Common Stock. In connection with any such registration, the Company, among other things, pays certain costs of the offering and agrees to indemnify the selling stockholders against certain claims in connection with the offering. Shares of Common Stock beneficially owned by Messrs. Vyas, Reilly, Casati and Kinman are covered by such agreement.

                     MATTERS TO BE VOTED ON AT THE MEETING

1. ELECTION OF DIRECTORS

     Five directors are to be elected at the Meeting to hold office until the next Annual Meeting of Stockholders or until his successor is chosen and qualified. Set forth below under "Nominees for Directors" is the name, age, principal business experience during the last five years and other information regarding each of the five nominees. The Board intends to cause the nominations of each nominee listed and all proxies received from holders of Common Stock will be voted for the election of such nominees, except to the extent that persons giving such proxies withhold authority to vote for such nominees. The Company believes that each of the nominees for Director will be able to serve. If any of the nominees would be unable to serve, the enclosed proxy confers authority to vote in favor of such other person or persons as the Board of Directors at the time recommends to serve in place of the person or persons unable to serve.

     Each of the nominees listed below has been a Director of the Company since January 1985. The Board held twelve meetings (including six by telephone conference) in 1996. Each person who served as a Director in 1996 attended at least 75% of the aggregate number of meetings in 1996 of the Board of Directors and the committees on which he served.

NOMINEES FOR DIRECTORS

     Michael K. Reilly. Age 64. Mr. Reilly has been Chairman of the Board since 1985, and from 1985 until December 31, 1994, was Chief Executive Officer of the Company. Mr. Reilly was President of the Company from its organization in 1983 until 1991. Mr. Reilly was President of Zeigler Coal Company from 1980 until its acquisition by the Company in 1985. Mr. Reilly is also a past chairman of the Bituminous Coal Operators Association ("BCOA"), past chairman of the Illinois Coal Association, a past director and past chairman of the National Coal Association, a past director of the National Mining Association and is currently a director of Newmont Mining Corporation and Newmont Gold Company.

     Chand B. Vyas. Age 52. Mr. Vyas has been President and Chief Executive Officer of the Company since January 1, 1995. Prior to his election as President and Chief Executive Officer, Mr. Vyas held the following positions with the
Company: 1991-1994 President and Chief Operating Officer; 1989-1991 Executive Vice President; February 1989 to November 1989 Senior Vice President--Finance and Administration; 1985-1988 Vice President and Chief Financial Officer. Mr. Vyas joined Zeigler Coal Company in 1982 as a Director and Vice President--Finance. He is currently a director of the Center for Energy and Economic Development.

     Roland E. Casati. Age 66. Mr. Casati has been a real estate developer and has also been active in venture capital investments for more than the last five years.

     Robert W. Ericson. Age 48. Mr. Ericson has been a Partner of the law firm of Winston & Strawn since 1983.

     John F. Manley. Age 46. Mr. Manley has been President of Chicago City Capital Group and the General Partner for the Kinman Limited Partnership, a private investment partnership, for more than the last five years.

COMMITTEES OF THE BOARD

     The Company has established standing Audit and Compensation Committees.

     The Audit Committee reviews and makes recommendations to the Board of Directors regarding internal accounting and financial controls and accounting principles, auditing practices, the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants. The members of the Audit Committee in 1996 were Messrs. Casati and Ericson. The Audit Committee held two meetings in 1996.

     The Compensation Committee has the authority of the Board of Directors with respect to the compensation, benefit and employment policies and arrangements for all officers of the Company. The Committee also administers the Company's Stock Appreciation Plan and its Stock Option Plan and has authority to grant options to eligible employees of the Company and of its subsidiaries. The members of the Compensation Committee in 1996 were Messrs. Manley and Reilly. The Compensation Committee held two meetings in 1996.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company receive a quarterly retainer of $5,000 for their service as directors and receive a fee of $2,000 for each Board meeting and each meeting of the Audit Committee or Compensation Committee they attend. The Directors who are also employees of the Company do not receive any additional compensation for serving on the Board of Directors or attending board or committee meetings.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation during the last three fiscal years paid or granted by the Company or its subsidiaries to, or accrued for, the Chief Executive Officer and the four highest paid executive officers of the Company and its subsidiaries during 1996:

                                         ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                -------------------------------------   ------------------------------
  NAME AND PRINCIPAL                                     OTHER ANNUAL        AWARDS           LTIP          ALL OTHER
 POSITION DURING 1996    YEAR   SALARY ($)   BONUS ($)   COMPENSATION   OPTIONS/SAUS (#)   PAYOUTS ($)   COMPENSATION ($)
 --------------------    ----   ----------   ---------   ------------   ----------------   -----------   ----------------
Chand B. Vyas--          1996    425,000      600,000       10,500          100,000            --              --
  President and Chief    1995    425,000      250,000       10,500               --            --              --
  Executive Officer      1994    367,361      225,000       15,000          253,600            --              --
W.D. Blackburn, Jr.--    1996    189,583      188,650        3,950           40,000            --              --
  Senior Vice President  1995    175,000       65,000       17,678               --            --              --
  Operations(1)          1994     84,280       40,000        5,057           70,000            --              --
James W. Mahler--        1996    150,000      112,500        8,100           35,000            --              --
  President Americoal    1995    150,000       60,000        8,100               --            --              --
  Development Company    1994    143,750       54,000       12,225           34,000            --              --
David M. Young--         1996    166,211      120,000       37,099           10,000            --              --
  President Mountaineer  1995    160,000       30,000        4,231               --            --              --
  Coal Development       1994    150,398       10,000       11,320           34,000            --              --
  Company
John C. Willson--        1996    158,333      120,000       47,113           15,000            --              --
  President Triton Coal  1995    125,000       37,500        3,000           16,000            --              --
  Company(2)             1994         --           --           --               --            --              --

------------
(1) Mr. Blackburn's employment commenced in June 1994.

(2) Mr. Willson's employment commenced in March 1995.

EMPLOYMENT AGREEMENTS

     Mr. Vyas has an employment agreement with the Company, dated as of February 24, 1993, as amended, which provides for his employment by the Company as President and, if so elected, Chief Executive Officer at an annual salary and bonus to be determined by the Board of Directors. Mr. Vyas' employment may be terminated by him or the Company on 30 days' notice. If he is terminated for other than cause, or he terminates his employment as a result of an unacceptable change in his duties, a change of control of Zeigler or other "Good Reason" (as defined therein), Mr. Vyas would be entitled to severance payments for three years following termination in an amount equal to three times his Average Compensation as well as certain other benefits related to his supplemental retirement payments and acceleration of vesting of his stock options. In the event of Mr. Vyas' death, his estate is entitled to receive two times his Average Compensation. The employment agreement provides that upon retirement, Mr. Vyas would be entitled to supplemental retirement payments equal to the excess, if any, of (i) the amount he would receive under the Company's pension plan (described below) if effect were not given to limitations imposed by the Internal Revenue Code and if his compensation included his bonuses over
(ii) the annual amount payable to Mr. Vyas under such pension plan plus annual social security benefits payable to him. The estimated annual supplemental retirement payment payable to Mr. Vyas upon his normal retirement date was $295,000 as of December 31, 1996. Mr. Vyas' employment agreement also provides that he will not compete with the Company during the employment term and for a period of one year following termination.

STOCK APPRECIATION AND STOCK OPTION PLANS

     Stock Appreciation Plan. Certain key employees of the Company and its subsidiaries have been granted stock appreciation units ("SAUs") under the Company's Stock Appreciation Plan (the "Stock Appreciation Plan"). Each participant in the Stock Appreciation Plan is entitled to receive a cash payment at "maturity" for each SAU which has become vested based upon the increase in fair value (as defined) of a share of the Company's Common Stock from the effective date of the award of the SAU. Vested SAUs mature on the earliest of the termination of the participant's employment with the Company, the sixth anniversary of the date of grant, the sale of the Company or the written election of the participant. The Stock Appreciation Plan is administered by the Compensation Committee of the Board of Directors. There were 284,320 SAUs outstanding as of December 31, 1996, all of which were granted in 1990, 1991 and 1992. The SAUs vest in annual increments over five years. Under the Stock Appreciation Plan, "fair value" is based on the "market price" of the Company's Common Stock.

     Stock Option Plan. In 1994 the Company's Board of Directors and stockholders adopted its Stock Option Plan (the "Option Plan"). A total of 2,560,000 shares of Common Stock were reserved for issuance upon exercise of options granted under the Option Plan. The purpose of the Option Plan is to attract and retain qualified personnel and to provide additional incentive to executive and other key employees of the Company and its subsidiaries. The Option Plan is administered by the Compensation Committee (the "Committee") which determines the terms of the options granted under the Option Plan, including the exercise price, number of shares subject to the option and exercisability. Generally, options may be transferred by the optionees by will or the laws of descent or distribution or to such transferees and on such terms and conditions as the Committee approves. Each option may be exercised, during the lifetime of the optionee, only by the optionee. The exercise price of all options granted under the Option Plan must equal at least the fair market value of the Common Stock of the Company on the date of grant.

     Unless the Committee specifies otherwise in the option grant, options granted will vest and become exercisable with respect to 20% of the Common Stock issuable upon exercise thereof on each anniversary of the grant date, and the remainder shall vest on the fifth anniversary of the grant date. At the discretion of the Committee, options may be made exercisable in one or more installments upon (i) occurrence of certain events, (ii) passage of time, (iii) fulfillment of certain conditions, or (iv) achievement of corporate performance goals. In the event of the Sale of the Company (as defined therein), the Committee may provide, in its discretion, that (i) outstanding options shall become immediately exercisable and shall terminate if not exercised as of the date of the Sale of the Company or any other designated date, or (ii) that such options shall only provide the right to receive the excess of the consideration per share of Common Stock offered in such Sale of the Company over the exercise price of such options.

OPTION/SAU GRANTS, EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth, for the named executive officers, the number and value of options granted during 1996.

                                            PERCENT OF TOTAL
                     NUMBER OF SECURITIES   OPTIONS GRANTED                                        GRANT DATE
                      UNDERLYING OPTIONS    TO EMPLOYEES IN    EXERCISE PRICE                     PRESENT VALUE
       NAME              GRANTED (#)          FISCAL YEAR          ($/SH)       EXPIRATION DATE      ($)(1)
       ----          --------------------   ----------------   --------------   ---------------   -------------
Chand B. Vyas               100,000              14.53%            $14.00           2/27/06          492,691
W.D. Blackburn, Jr.          40,000               5.81%            $14.00           2/27/06          197,076
James W. Mahler              35,000               5.09%            $14.00           2/27/06          172,442
David M. Young               10,000               1.45%            $14.00           2/27/06           49,269
John C. Willson              15,000               2.18%            $14.00           2/27/06           73,904

------------
(1) The present value of options at date of grant was estimated using the Black-Scholes model with the following assumptions: 1) expected life of 7 years; 2) risk-free interest rate of 6.25%; 3) volatility of 29.9%; and 4) dividend yield of 2.1%.

     None of the named executive officers was granted any SAUs during 1996.

     The following table sets forth, for the named executive officers, the number and value of exercised options and SAUs during 1996 and the number and value of unexercised options and SAUs as of December 31, 1996.

                                                                      NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                         OPTIONS/SAUS AT               OPTIONS/SAUS AT
                                                                           FY-END (#)                   FY-END ($)(1)
                                                                   ---------------------------   ---------------------------
                                SHARES ACQUIRED   VALUE REALIZED    VESTED OR     UNVESTED OR     VESTED OR     UNVESTED OR
        NAME                      ON EXERCISE          ($)         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----                    ---------------   --------------   -----------   -------------   -----------   -------------
Chand B. Vyas          Options           --                --        132,160        221,440        900,752       1,679,668
                       SAUs         327,040         4,177,701(2)          --             --             --              --
W.D. Blackburn, Jr.    Options        7,600            60,800         26,800         75,600        180,140         596,860
                       SAUs              --                --             --             --             --              --
James W. Mahler        Options           --                --         18,400         50,600        117,680         370,745
                       SAUs          48,000           546,489(3)          --             --             --              --
David M. Young         Options           --                --         18,400         25,600        117,680         186,370
                       SAUs              --            26,233(4)      44,800          3,200        801,284          60,327
John C. Willson        Options           --                --          3,200         27,800         27,200         219,425
                       SAUs              --                --             --             --             --              --

------------
(1) Based on the closing price on the New York Stock Exchange on December 31, 1996 of $21.375 per share.

(2) Includes $95,874 in non-preferential dividends paid in 1996 on vested but unexercised SAUs.

(3) Includes $20,943 in non-preferential dividends paid in 1996 on vested but unexercised SAUs.

(4) Consists of non-preferential dividends paid in 1996 on vested but unexercised SAUs.

RETIREMENT PLANS

     All non-union employees of Zeigler Coal Holding Company and its subsidiaries are eligible to participate in the Mining Companies Pension Plan, a defined benefit pension plan intended to qualify under Section 401(a) of the Code (the "pension plan"). The pension plan is a cash balance plan whereby each participant's benefit is determined based upon the assumed cash balance credits and earnings which are credited to the participant's nominal account. The cash balance credits range from 5% to 6.5% of the participant's annual compensation. Each account is credited with assumed earnings equal to the 5-year Treasury note rate, subject to a 5% minimum and a 12% maximum rate. The normal retirement age under the pension plan is age 60. Certain participants under this plan may be entitled to a minimum benefit under the pension plan equal to the amount which would have been provided under a prior defined benefit formula.

     Compensation under the pension plan generally refers to the base salary (up to $150,000 for 1996, as limited by the Code) for services rendered to the Company and its subsidiaries including pre-tax deferrals, but excluding items such as bonuses, the value of stock awards and employer contributions to retirement plans at December 31, 1996. As of December 31, 1996, the estimated annual benefit (assuming a 7.5% return on each participant's nominal account) payable to Messrs. Vyas, Blackburn, Mahler, Young and Willson upon their normal retirement date was $53,738, $27,770, $31,755, $37,337, and $20,146, respectively. As of December 31, 1996, Messrs. Vyas, Blackburn, Mahler, Young and Willson had approximately 15, 2, 6, 12, and 1 years of credited service, respectively, under the pension plan. Benefits are computed on a straight life annuity basis and payable under several actuarially determined alternatives.

     All non-union employees of Zeigler Coal Holding Company are also eligible to participate in either the Zeigler Salaried Employees Savings Plan or the Mining Companies Pay Deferral Plan, defined contribution 401(k) plans intended to qualify under Section 401(a) of the Code (the "savings plan"). Participants may contribute to the savings plan on a pre-tax basis. The Company matches a portion of the amount contributed under the Zeigler Salaried Employees Savings Plan. The Company's matching contribution equals $.50 for each dollar contributed (not to exceed 3% of compensation), plus an additional match (not to exceed another 3% of compensation) if the Company meets certain performance criteria. The compensation which may be considered for this purpose is limited by the Code to $150,000 in 1996. There is generally no Company matching under the Mining Companies Pay Deferral Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS:

     Indebtedness of Management. During 1996, the Company made two (2) short-term loans for personal purposes to W.D. Blackburn, Jr., Senior Vice President--Operations of the Company. The first loan, the largest aggregate amount outstanding of which was approximately $128,000 (including accrued interest), bore interest at the rate of 10% per annum and was paid in full prior to December 31, 1996. The second loan, the largest aggregate amount outstanding of which was $105,000, was a 30-day non-interest bearing loan and was also paid in full prior to December 31, 1996.

     During 1996, the Company made a short-term loan for personal purposes to Paul D. Femmer, Controller of the Company. This loan, the largest aggregate amount outstanding of which was approximately $106,000 (including accrued interest), bore interest at the rate of 10% per annum and was paid in full prior to December 31, 1996.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of Zeigler's Board of Directors has responsibility for establishing the compensation (including employee benefits not generally available to salaried employees) of the Company's principal executive officers and other higher paid personnel. The Compensation Committee also serves as the committee established under Zeigler's Stock Option Plan with authority to fix the terms of, and grant options under, such plan. The Compensation Committee is comprised solely of non-employee directors.

     In general, the Compensation Committee strives to meet the following objectives in making compensation decisions for executive personnel: (1) provide overall compensation that enables the Company to attract and retain highly qualified personnel; (2) to authorize compensation that is fair to Zeigler employees, fair to Zeigler shareholders, and fair comparing the different organizational levels; and (3) to design compensation that creates both substantial incentives but also alignment with shareholder short and long term interests.

     In general, the Committee does not intend to approve compensation to the Company's executive officers in excess of $1,000,000, unless such compensation meets the performance based standards set forth in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended, or the Committee determines that such compensation is otherwise appropriate in the specific instance. The Committee consults with tax advisors as necessary to avoid any unintended result.

     There are currently three principal components of senior executive compensation: (i) base salaries, (ii) annual cash bonuses and (iii) stock options. Salaries are determined primarily on the basis of industry standards as applied to each executive's background, responsibilities and overall performance with the Company and are adjusted every 12 to 24 months. In general, the Committee's policy has been to have the incentive based components of compensation (i.e., bonuses and stock related plans) constitute a higher proportion of an executive's overall compensation. In its review, the Committee takes into account high growth goals for the Company balanced by the complexities of transitioning from a pure coal mining company. The Committee has also reviewed the compensation plans of high growth companies in a number of industries. Details of this review include the dollar amounts of salaries and bonuses; the relationship of stock options and bonuses to salaries, company size, total shareholder return and shares outstanding; the alignment of compensation between organizational levels; and the breadth of incentive plans.

     Annual bonuses are considered to represent the short-term incentive portion of executive compensation and are based on actual financial performance as compared to the Company's financial plan as well as the assessment of the executive's overall performance during the year. Financial performance is measured principally by operating income cash flow of the Company and total return to shareholders. In the case of officers responsible for a particular business unit, the performance of that unit is a principal measure. Targeted bonus amounts are set for each executive officer. For Mr. Vyas, the target bonus for 1996 was 90% of base salary. With respect to 1996, the Committee determined, based on Zeigler's financial performance and the Committee's assessment of individual performance, that the bonus for Mr. Vyas would be 141% of Mr. Vyas' base salary. For the other named executives the Committee approved bonuses ranging from 72% to 100% of their base salaries.

     Long-term incentives for executives are provided by Zeigler's Stock Option Plan. Stock option grants under the Stock Option Plan are intended to provide rewards which are earned by executives over a substantial period of employment and which reflect growth in the value of stockholder equity and align the interests of key personnel with those of stockholders. Zeigler's experience as a company with substantial employee stock ownership has demonstrated the long-term benefits to stockholders of providing key employees with opportunities for meaningful equity ownership. The policy of the Compensation Committee is to consider option grants for executives annually and has been to provide option vesting in annual increments over a number of years. In making individual grants, the Committee also considers the amount and terms of prior option grants to each individual. The Committee granted Mr. Vyas options for 100,000 shares in February, 1996.

                                            By the Compensation Committee:

                                            John F. Manley (Chairman)
                                            Michael K. Reilly

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on $100 invested on September 30, 1994 (the first day of public trading of the Common Stock) through December 31, 1996 in (i) the Common Stock of the Company, (ii) the S&P 500 Index, (iii) a market weighted peer company index of Addington Resources, Inc., Ashland Coal, Inc., Cyprus Amax Minerals Co., Pittston Minerals Group and Westmoreland Coal Company (the "Peer Companies") and (iv) the S&P 400 Mid-Cap Index.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                  ZEIGLER COAL HOLDING COMPANY, S&P 500 INDEX,
                    S&P 400 MID-CAP INDEX AND PEER COMPANIES

     MEASUREMENT PERIOD        ZEIGLER COAL      S&P 500           PEER        S&P 400 MID-
   (FISCAL YEAR COVERED)                                      COMPANIES (1)      CAP (2)
9/30/94                                  100             100             100          100.00
12/31/94                               76.13           99.98           86.59           97.42
12/29/95                               91.41          137.56           85.00          125.33
12/31/96                              142.99          169.15           89.11          149.40

                                       PEER        S&P 400
  DATE    ZEIGLER COAL   S&P 500   COMPANIES(1)   MID-CAP(2)
  ----    ------------   -------   ------------   ----------
 9/30/94     100.00      100.00       100.00        100.00
12/31/94      76.13       99.98        86.59         97.42
12/29/95      91.41      137.56        85.00        125.33
12/31/96     142.99      169.15        89.11        149.40

(1) The Peer Companies index reflects trading activities of Addington Resources, Inc. through December 19, 1996, the last day such company's stock was traded prior to the acquisition of such company by Republic Industries, Inc. (a diversified company operating in several industries other than coal mining).

(2) The S&P 400 Mid-Cap Index has been added to the performance graph in this Proxy Statement because management believes the capitalization of the companies in this index is generally more comparable to the Company's capitalization and thus provides a more meaningful comparison than the S&P 500 Index.

2. RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP to serve as the Company's independent certified public accountants for the fiscal year ending December 31, 1997 based on a recommendation of the Audit Committee. The accounting firm (or its predecessors) has served as the Company's independent certified public accountant since 1985. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to questions of stockholders. The selection of the auditors will be submitted for ratification by the stockholders at the Annual Meeting and the Board of Directors recommends such ratification.

                  COMPLIANCE WITH THE SECURITIES EXCHANGE ACT

     The Company's executive officers and directors are required under the Securities Exchange Act of 1934 to file reports of ownership and changes of ownership of common stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the Company.

     Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during 1996 all executive officers and directors complied with all applicable filing requirements.

                          FUTURE STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the proxy statement for the next Annual Meeting of Stockholders, stockholder proposals must be submitted to the Company on or before December 5, 1997.

                                 OTHER BUSINESS

     As of the date hereof, the foregoing is the only business which management intends to present, or is aware that others will present, at the Meeting. If any other proper business should be presented at the Meeting, the proxies will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting the proxies.

                                          By order of the Board of Directors

                                          Brent L. Motchan
                                          Brent L. Motchan
                                          Secretary
                                          Zeigler Coal Holding Company

                            YOUR VOTE IS IMPORTANT.
                 PLEASE PROMPTLY COMPLETE AND SIGN THE ENCLOSED
              FORM OF PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

REVOCABLE PROXY                                                 REVOCABLE PROXY

                          ZEIGLER COAL HOLDING COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The holder of shares of Common Stock (the "Common Stock") of Zeigler Coal Holding Company (the "Company") whose signature appears on the reverse side hereof hereby constitutes and appoints each of Michael K. Reilly and Chand B. Vyas, with full power of substitution, as proxies to vote all of the shares of Common Stock held of record by such holder on March 14, 1997 at the Annual Meeting of Stockholders of the Company to be held in the Michigan Room at the Metropolitan Club, 233 South Wacker Drive, 66th Floor, Chicago, Illinois, on Tuesday, May 6, 1997, at 10:00 o'clock a.m., local time, and any adjournments thereof, as directed on the following matters proposed by the Company:

             PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.

                    (Please sign and date on reverse side.)




                          ZEIGLER COAL HOLDING COMPANY
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/

1. Election of Directors                                                For All
   Nominees: Michael K. Reilly, Chand B. Vyas, Roland    For  Withheld   Except    _______________________________________________
   E. Casati, Robert W. Ericson, John F. Manley          / /    / /       / /      Nominee Exception

                                                         For  Against   Abstain    3. In their discretion, the proxies are
2. To elect Deloitte & Touche LLP as auditors for the    / /    / /       / /         authorized to vote upon such other business
   Company for the ensuing year.                                                      as may properly come before the meeting or any
                                                                                      adjournment thereof.

                                                                                   This Proxy, when properly completed and returned,
                                                                                   will be voted in the manner directed herein by
                                                                                   the undersigned stockholder. IF NO DIRECTION IS
                                                                                   GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ABOVE
                                                                                   ITEMS.

                                                                                   In addition, to help the Company plan for the
                                                                                   meeting, please check the appropriate box below:

                                                                                   I  / / plan        to attend the annual meeting.
                                                                                      / / do not plan

                                                                                                Dated: _______________________, 1997

                                                                                   Signature(s) ____________________________________

                                                                                   _________________________________________________
                                                                                   Please date and sign exactly as your name
                                                                                   appears. All joint owners should sign. When
                                                                                   signing as a fiduciary, representative or
                                                                                   corporate officer, give full title as such. If
                                                                                   you receive more than one proxy card, please sign
                                                                                   and return all cards received.